Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 4, 2026, by and among Mountain Lake Acquisition Sponsor II LLC, Paul Grinberg, and Douglas Horlick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Mountain Lake Acquisition Corp. II, as of February 4, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: February 4, 2026	Mountain Lake Acquisition Sponsor II LLC

By:

		By:	/s/ Paul Grinberg
		Name:	Paul Grinberg
		Title:	Managing Member

Date: February 4, 2026

	By:	/s/ Paul Grinberg
Paul Grinberg

Date: February 4, 2026

	By:	/s/ Douglas Horlick
		Name:	Douglas Horlick